Exhibit 4.3
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
HEARTWARE INTERNATIONAL, INC.
COMMON STOCK
PAR VALUE $0.001 PER SHARE

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
HEARTWARE INTERNATIONAL, INC.

CHIEF EXECUTIVE OFFICER	CHIEF FINANCIAL OFFICER